AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT

     AGREEMENT MADE as of September 10, 1997, by and between U.S. Medical Services of Pennsylvania, P.C., a Pennsylvania professional corporation (formerly named "Cancer Physicians, P.C.")(hereinafter called the "Company"), and James F. Bonner, M.D., (hereinafter called "M.D."). M.D. together with any other person or entity which hereafter may become a shareholder of the Company bound by this Agreement, so long as they are shareholders of the Company, are sometimes hereinafter collectively called the "Shareholders" or individually called "Shareholder".

                                   BACKGROUND

     M.D. owns one (1) share of the Company's Common Stock, par value $ .10 per share, currently comprising all of the outstanding shares of the Company's capital stock (hereinafter, together with any other shares of the Company's capital stock which hereafter may be owned by Shareholders, called the "Shares").

     M.D. and the Company desire to make certain provisions as hereinafter set forth relating to the rights of the Shareholders to purchase, transfer, encumber or otherwise acquire or dispose of the Shares which they may own or may hereafter acquire and the rights of the Company to permit the transfer of or to issue Shares.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, conditions and agreements herein contained, the parties hereto, each intending to be legally bound hereby, agree as follows:

     1. Restrictions on Shareholders. No Shareholder shall sell, assign, transfer, give, bequeath, devise, donate or otherwise dispose of, or pledge, deposit or otherwise encumber (each a "Transfer"), in any way or manner whatsoever, whether voluntary or involuntary, any of the Shares now or hereafter owned (of record or beneficially) by him except as expressly provided in this Agreement and in accordance with its terms and conditions. Any purported Transfer made in violation of this Agreement shall be null and void and of no force or effect and the purported transferee shall not be entitled to any rights as a holder of shares in respect of or in connection with the shares purportedly the subject of the Transfer.

     2. Shareholder's Limited Right to Dispose of Shares During His Lifetime. If any Shareholder shall at any time during his lifetime desire to sell all or any part of his Shares, such Shareholder (hereinafter sometimes call the "Selling Shareholder") shall first obtain a written offer from a Qualified Person (as hereinafter defined) which he desires to accept (hereinafter called the "Offer") to purchase all, but not less than all, of his Shares for a fixed cash price. The Offer shall set forth its date, the proposed price per share and the other terms and conditions upon which the purchase is proposed to be made, as well as the name and address of the proposed purchaser and evidence that the proposed purchaser is a Qualified Person. The Selling Shareholder shall transmit copies of the Offer to the Company within 7 days after his receipt of the Offer. Transmittal of the Offer by the Selling Shareholder shall constitute an offer to sell all, but not all less than all, of his Shares to the Company at the price and upon the terms set forth in Paragraph 7. For a period of 45 days after the submission of the Offer to the


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Company, the Company shall have the option, exercisable by written notice to the
Selling Shareholder with a copy to each of the other Shareholders, if any, to accept (or designate one or more Qualified Persons to accept) the Selling Shareholder's offer as to all or any part of the Selling Shareholder's Shares at the price and upon the terms set forth in Paragraph 7. If the Company does not accept (or designate a Qualified Person) to accept the Offer, the Selling Shareholder shall be free to sell his Shares pursuant to the Offer for a period of 60 days. If the sale does not occur within such time period, the Selling Shareholder must again comply with the terms of this paragraph with respect to any sale of his Shares. "Qualified Person" means a person who meets the qualifications for holding shares of the Company's common stock set forth in the Company's Articles of Incorporation.

     3. Legal Proceedings Against Shareholders. The parties agree that the interests of the Company and its Shareholders would be seriously affected by any sale or disposition of any Shareholder's Shares by any legal or equitable proceeding against such Shareholder. Accordingly, it is hereby covenanted and agreed that in the event of a Proceeding (as hereinafter defined) with respect to any Shareholder, the Company shall have the option to purchase or designate one or more Qualified Persons to purchase all, but not less than all, of such Shareholder's Shares in the same manner as if the Company had received an offer from the Selling Shareholder pursuant to Paragraph 2 on the date that the Company receives notice of a Proceeding. The price and terms of purchase pursuant to the exercise of the option contained in this Paragraph 3 shall be those set forth in Paragraph 7. A "Proceeding" means that (a) any judgment is obtained in any legal or equitable proceeding against a Shareholder and the sale of any of such Shareholder's Shares is contemplated or threatened under legal process as a result of such judgment, or (b) any execution process is issued against a Shareholder or the Shares of a Shareholder, or (c) any of the Shares of a Shareholder are attached, or (d) there is instituted by or against a Shareholder any other form of legal proceeding or process by which the sale or transfer of any Shares of such Shareholder becomes imminent (i.e. such Shares may be sold or transferred either voluntarily or involuntarily within 60 days), or (e) a Shareholder makes an assignment for the benefit of creditors, or (f) a Shareholder admits such Shareholder's inability to pay such Shareholder's debts as they mature, or commences a voluntary case or proceeding under any Bankruptcy Law (as hereinafter defined), or consents to the entry of an order for relief against such Shareholder in an involuntary case or proceeding under any Bankruptcy Law, or consents to the appointment of a Custodian (as hereinafter defined) for such Shareholder or for all or substantially all of such Shareholder's property, or (g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law (i) for relief against a Shareholder in an involuntary case or proceeding, (ii) appointing a Custodian for such Shareholder or for all or substantially all of such Shareholder's property, or (iii) ordering the liquidation of the Shareholder and the order or decree remains unstayed and in effect for 60 days. The term "Bankruptcy Law" means Title 11 U.S. Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, liquidator or similar official under any Bankruptcy Law.

     4. Death or Disability of a Shareholder. Upon the death or disability (as hereinafter defined) of a Shareholder, the Company (or one or more Qualified Persons designated by the Company) shall purchase from the disabled Shareholder or the personal representatives of the deceased Shareholder (as the case may be), and the disabled Shareholder or the personal representatives of the deceased Shareholder (as the case may be) shall sell to the


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Company or such designated Qualified Person(s), all of the deceased or disabled
Shareholder's Shares at the price and upon the terms set forth in Paragraph 7, and the Company and the surviving Shareholders, if any, shall adopt such resolutions and take such action as may be required by law or appropriate to authorize such purchase at such time. The Company shall notify the disabled Shareholder or the personal representatives of the deceased Shareholder (as the case may be) within 45 days following the date of death or disability of the number of Shares that the Company and/or such Qualified Person(s) will purchase from disabled Shareholder or the personal representatives of the deceased Shareholder. For purposes of this Agreement, the term "disability" shall mean the inability of the Shareholder to perform the duties required by the position pursuant to which the Shareholder qualifies as a Shareholder in accordance with to the Articles of Incorporation of the Company, due to partial or total disability or incapacity resulting from a mental or physical illness, injury, or any other cause for a period of 12 consecutive weeks, or a cumulative period of 14 weeks during any twelve-month period.

     5. Disqualification of a Shareholder. Upon the Disqualification (as hereinafter defined) of a Shareholder, the Company (or one or more Qualified Persons designated by the Company) shall purchase from such Shareholder (hereinafter called a "Disqualified Shareholder"), and such Disqualified Shareholder shall sell to the Company or such Qualified Person(s), all of such Disqualified Shareholder's Shares at the price and upon the terms set forth in Paragraph 7, and the Company and the remaining Shareholders, if any, shall adopt such resolutions and take such action as may be required by law or appropriate to authorize such purchase at such time. The Company shall notify the Disqualified Shareholder within 45 days following the Company's actual knowledge of the Disqualification of the number of Shares that the Company and/or such Qualified Person(s) will purchase from the Disqualified Shareholder. For purposes of this Agreement, "Disqualification" shall be deemed to have occurred at such time as such Shareholder no longer meets the qualifications for holding Shares pursuant to the Articles of Incorporation of the Company, without regard to the reasons for, or circumstances surrounding, such Disqualification.

     6. Removal at Discretion of Company. At any time and from time to time, in the sole discretion of the Company, as evidenced by the delivery of written notice to a Shareholder by the Company, the Company (or one or more Qualified Persons designated by the Company) shall purchase from such Shareholder, and such Shareholder shall sell to the Company or such Qualified Person(s), all of such Shareholder's Shares at the price, and upon the terms, set forth in Paragraph 7, and the Company and the remaining Shareholders, if any, shall adopt such resolutions and take such action as may be required by law or appropriate to authorize such purchase at such time.

     7. Purchase Price and Terms; Settlement.

     (a) Settlement for the purchase of Shares by the Company or by a Qualified Person pursuant to Paragraphs 2, 3, 4, 5 or 6 shall be made within thirty (30) days following the date of the offer made pursuant to Paragraph 2, or the occurrence of a Proceeding, death, disability or disqualification of the Shareholder, or the delivery by the Company of written notice pursuant to Paragraph 6. The purchase price per Share and the terms of payment shall be (i) in the case of a purchase pursuant to Paragraph 2, the lesser of the price set forth on the Offer or Book Value per Share (as hereinafter defined), payable in twenty (20) successive


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

equal quarterly installments of principal commencing on the settlement date, together with quarterly payments of interest on the unpaid principal balance at the Interest Rate, or (ii) in the case of a purchase pursuant to Paragraphs 3, 4, 5 or 6, $500 payable on the settlement date.

     (b) All settlements for the purchase and sale of Shares shall, unless otherwise agreed to by all of the purchasers and sellers, be held at the principal executive offices of the Company during regular business hours. The precise date and hour of settlement shall be fixed by the purchaser or purchasers (within the time limits allowed by the provisions of this agreement) by notice in writing to the seller given at least 5 days in advance of the settlement date specified. In the event that more than one purchaser is involved in a settlement and the purchasers cannot agree on a precise time of settlement, the precise time of settlement (within the time limits allowed by the provisions of this Agreement) shall be fixed by the President of the Company by five or more days' written notice to the purchasers and seller.

     (c) At settlement, the stock certificate or certificates representing the Shares being sold shall be delivered by the seller to the purchaser or purchasers, duly endorsed for transfer or with executed stock powers attached, with any necessary documentary and transfer tax stamps affixed by the seller. The seller, if a personal representative of a Shareholder, shall, upon request of a purchaser, provide prior to the date of settlement evidence reasonably satisfactory to the purchaser of the seller's legal status as personal representative of such Shareholder.

     (d) Interest payments shall be made on principal payment dates, and shall be calculated on the declining principal balance based upon a year of 365 days.

     (e) Any purchaser may, from time to time, prepay all or a portion of the unpaid principal balance owing to a seller, without penalty or premium. Prepayments shall be applied to principal installments in inverse order in which they are due. Upon any prepayment, the purchaser shall pay accrued interest on the principal so prepaid to the date of such prepayment.

     (f) For purposes of this Agreement, "Interest Rate" with respect to each interest payment shall mean the minimum rate for payments of interest that is required pursuant to the Internal Revenue Code of 1986, as amended (the "Code") (or any successor statute) or regulations thereunder, and/or any provision of an Act of Congress which does not become part of the Code, in order that (A) there be adequate stated interest for purposes of Section 1274 of the Code and/or (B) no part of the principal payments provided hereunder be treated as interest by virtue of the application of any section of the Code (or any successor statute) or regulations thereunder, and/or the application of any applicable Act of Congress which does not become part of the Code; provided, however, that if such rate exceeds the highest legal rate permitted by applicable law (the "Maximum Legal Rate") then the Interest Rate shall be reduced to the Maximum Legal Rate.

     8. Book Value Defined. The Book Value per Share shall be equal to the book net worth of the Company (on a consolidated basis with subsidiaries, if any), less the amount of the liquidation preference of any outstanding preferred stock of the Company, on the date in question divided by the sum of (i) the number of shares of Common Stock of the Company


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outstanding on such date and (ii) the number of shares of Common Stock of the
Company issuable upon exercise of outstanding options, warrants or other securities convertible into shares of Common Stock of the Company. The Book Value per Share shall be determined as of the close of the Company's fiscal year preceding an offer described in Paragraph 2, unless such event occurs more than one hundred days following the close of such fiscal year, in which case the Book Value per Share shall be determined as of the end of the fiscal quarter preceding the date such offer was made. The determination of book net worth shall be based solely on the Company's regularly prepared financial statements, which, in the Company's discretion, may be internally generated or prepared by a management company performing services for the Company.

     Notwithstanding the foregoing, in the event that the book net worth of the Company is decreased by reason of the payment of dividends (other than stock dividends payable in Shares), redemption payments or other payments made on or with respect to the Shares or is increased by capital contributions of the Shareholder whose Shares are to be purchased, subsequent to the date as of which the Book Value is determined but prior to a settlement pursuant to Paragraph 7, the Book Value per Share of the Shares as determined pursuant to Paragraph 8 shall be decreased to appropriately reflect such decrease in book net worth, and the aggregate Book Value per Share of such Shareholder's Shares shall be increased by the amount of such Shareholder's capital contribution, as though such decrease or increase occurred on the date as of which the Book Value per Share is determined pursuant to the provisions hereof.

     In the event that the outstanding Shares shall be subdivided into a greater or combined into a lesser number of Shares, whether by stock dividend, stock split or combination of Shares, subsequent to the date as of which the Book Value is determined but prior to a settlement pursuant to Paragraph 7, the Book Value per Share as determined pursuant to the foregoing provisions of this Paragraph 8 shall, for purposes of Paragraph 7, be proportionately decreased or increased, as the case may be, and the number of Shares to be sold shall be adjusted, so as to appropriately reflect such subdivision or combination, effective immediately upon the effectiveness of such subdivision or combination. No such adjustment shall be made, however, by reason of the issuance of Shares for cash, property or services, by way of stock options, stock warrants, subscription rights or otherwise.

     Any calculation of Book Value per Share, and any adjustments thereto, for purposes of this Paragraph 8 shall be made by the Company's regularly engaged independent public accountants based on the financial statements referred to in the first paragraph of this Paragraph 8. The determination of Book Value per Share shall be final, binding and conclusive upon all parties, shall be filed with the Company, and copies thereof shall be given to all sellers and purchasers as promptly as practicable but in no event later than ten days prior to the date of settlement referred to in Paragraph 8.

     9. Resignation. If a Shareholder is an officer or director of the Company at the time: (a) the Company exercises its options to purchase any Shares of such Shareholder pursuant to Paragraph 2, 3 or 6; (b) such Shareholder becomes disabled; or (c) such Shareholder becomes a Disqualified Shareholder, then such Shareholder shall immediately resign as an officer or director of the Company. Such resignation shall be effective at the time the Company exercises the option, the Shareholder becomes disabled or the Shareholder becomes a


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

Disqualified Shareholder (as applicable) without the need for such Shareholder tendering a letter of resignation.

     10. Copy of Agreement to Be Kept on File. The Company shall keep on file at its principal executive offices, and will exhibit to any Shareholder or his duly authorized representative at any and all reasonable times, an executed copy of this Agreement and all amendments thereto.

     11. Stock Certificates to Be Marked with Legend. All certificates representing Shares now outstanding or hereafter issued by the Company shall be marked with the following legend:

               "This certificate and the shares represented hereby are held subject to the terms, covenants and conditions of an agreement dated November 29, 1995 by and among this company and its then shareholders, as it may be amended from time to time, and neither this certificate, the shares represented hereby, nor any interest in this certificate or in such shares may be transferred or disposed of voluntarily, by operation of law or otherwise, except in accordance with the terms and provisions thereof. A copy of said agreement and all amendments thereto is on file and may be inspected at the principal executive offices of the Company."

     The Company shall issue replacement stock certificates without the foregoing legend to any Shareholder upon request following termination of this Agreement.

     12. Term of Agreement. This Agreement shall terminate on such date as the Company and its then shareholders agree.

     13. Issuance of Shares. Each Shareholder acknowledges that (a) the Board of Directors may authorize the issuance of capital stock of the Company for any reason in its sole discretion, including, but not limited to, increasing the number of shareholders of the Company; (b) such shares of capital stock may be issued even though the Company does not need additional capital; and, (c) such issuance(s) may be detrimental to the Shareholders. Each Shareholder hereby acknowledges that the Company may issue shares of its capital stock to any Qualified Person designated by the Board of Directors of the Company at a price and upon terms approved by the Company's Board of Directors, which may be more advantageous to such Qualified Person than the price and terms set forth in Paragraph 7.

     14. Rights, Obligations and Remedies. The rights and obligations under, and the remedies to enforce, this Agreement are joint and several as to the Company and each of its Shareholders with each being completely free to enforce any or all of the rights or obligations under this Agreement against any of the others with or without the concurrence or joinder of any of the others. The Shares are unique, and recognizing that the remedy at law for any breach or threatened breach by a party hereto of the covenants and agreements set forth in this Agreement would be inadequate and that any such breach or threatened breach would cause such immediate and permanent damage as would be irreparable and the exact amount of which would be


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

impossible to ascertain, the parties hereto agree that in the event of any breach or threatened breach of any such covenant or agreement, in addition to any and all other legal and equitable remedies which may be available, any party hereto may specifically enforce the terms of this Agreement and may obtain temporary and/or permanent injunctive relief without the necessity of proving actual damage by reason of any breach or threatened breach hereof and, to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit and without notice.

     15. Subsequent Shareholders to Become Bound. Any person not an original signatory hereto who becomes a Shareholder shall be bound by all of the terms and provisions of this Agreement. Before any person not a party to this Agreement, including any person to whom transfers of Shares may be made hereunder, may be entitled to be a shareholder of the Company, such person shall be required first to execute and deliver to the Company an agreement pursuant to which such person agrees to be bound by all of the terms and conditions of this Agreement (as it may have then been amended) thereby becoming a Shareholder, and the failure of any such person so to do shall preclude such person or entity from becoming a shareholder of the Company.

     16. Entire Agreement: Amendment, Modification and Termination. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements (including without limitation the Shareholders' Agreement dated November 29, 1995, between the Company and the Shareholder) and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may be amended, modified or terminated at any time or times by the unanimous agreement in writing of the Company and its then Shareholders.

     17. Miscellaneous.

     (a) Indulgences, Etc. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

     (b) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any conflict-of-laws doctrines of such state or any other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

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

     (c) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by recognized national or regional courier service, or by other messenger, for delivery to the intended addressee) against receipt or when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

            (i) If to the Company:

                U.S. Medical Services of Pennsylvania, P.C.
                220 Commerce Drive
                Fort Washington, D.C.  19034

                Attention:  President

                with a copy given in the manner prescribed above, to:

                Sandra A. Bloch, Esquire
                Cozen and O'Connor
                The Atrium
                1900 Market Street
                Philadelphia, PA  19103

           (ii) If to M.D.

                James F.Bonner, M.D.
                1375 Cold Springs Road
                Newtown Square, PA  19073

          (iii) if to any other Shareholder, to the most current residence address of such shareholder reflected in the books and records of the Company.

     In addition, notice by mail shall be by air mail if posted outside of the continental United States.

     Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

     (d) Binding Nature of Agreement: No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, except that no party may assign or transfer its rights or obligations under this Agreement (except as otherwise provided in this Agreement), without the prior written consent of the other parties hereto.

     (e) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any

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party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

     (f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

     (g) Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

     (h) Gender Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

     (i) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which Federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.

Attest:                                       U.S. MEDICAL SERVICES OF
                                                PENNSYLVANIA, P.C.



                                              By: /s/ Thomas J. Keane
-----------------------------                    -------------------------------
Secretary                                           Thomas J. Keane, President

(Corporate Seal)


Witness:


                                              By: /s/ James F. Bonner
-----------------------------                    -------------------------------
                                                      James F. Bonner, M.D.


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